                                                                EXHIBIT 99.B1.1

                    AMENDMENT OF ARTICLES OF INCORPORATION

                                      OF

                   STRONG MUNICIPAL MONEY MARKET FUND, INC.



        The undersigned Secretary of Strong Municipal Money Market Fund, Inc. (the "Corporation"), hereby certifies that in accordance with Section 180.1002 of the Wisconsin Statutes and Article IV, Paragraph A of the Corporation's Articles of Incorporation, as heretofore amended, the following Amendment was duly adopted to create the following additional class (and to redesignate Three Billion (3,000,000,000) shares of Common Stock as Strong Municipal Money Market
Fund) and to change the Corporation's name to Strong Municipal Funds, Inc.:

        1. "Article I is hereby amended by deleting Article I in its entirety and inserting the following as a new paragraph:

                                 'ARTICLE I


                The name of the corporation (hereinafter, the "Corporation") is:

                        Strong Municipal Funds, Inc.'"

        2. "Paragraph A of Article IV is hereby amended by deleting Paragraph A thereof and inserting the following as a new paragraph:

                'A.     The aggregate number of shares which the Corporation
shall have the authority to issue is Ten Billion (10,000,000,000) shares of Common Stock with a par value of $.00001 per share. Subject to the following paragraph the authorized shares are classified as follows:


                     Class                      Authorized Number of Shares
                     -----                      ---------------------------
        Strong Municipal Money Market Fund              3,000,000,000
        Strong Municipal Advantage Fund                   600,000,000


The remaining Six Billion, Four Hundred Million (6,400,000,000) shares of Common Stock shall remain unclassified until action is taken by the Board of Directors pursuant to the following paragraph.'"

        This Amendment to the Articles of Incorporation of the Corporation was adopted by the Board of Directors in accordance with Sections 180.1002 and 180.0602(2) of the Wisconsin Statutes without shareholder approval. No shares of any class created hereby has been issued. The redesignation of Three Billion (3,000,000,000) authorized shares of Common Stock as "Strong Municipal Money Market Fund," the redesignation of Six Billion, Four Hundred Million (6,400,000,000) unissued shares of Common Stock as unclassified and the change in corporate name contained herein, is expressly permitted by the Corporation's Articles of Incorporation, as heretofore amended, which was approved by shareholders of the Corporation on April 13, 1995.

        Executed in duplicate this 20th day of October, 1995.

                                                STRONG MUNICIPAL MONEY
                                                  MARKET FUND, INC.


                                                By:  Ann E. Oglanian
                                                   ---------------------------
                                                    Ann E. Oglanian, Secretary

This instrument was drafted by:

Scott A. Moehrke
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin  53202